Exhibit 10.1

Agreement

Sale Agreement

Gastar Exploration USA, Inc.

Gastar Exploration New South Wales, Inc.

Santos QNT Pty Ltd

Santos International Holdings Pty Ltd

Contents

	Table of contents

1	Definitions and interpretation	6

	1.1 Definitions	6
	1.2 Interpretation	13
	1.3 Inclusive expressions	14
	1.4 Agreement components	14

2	Conditions for Completion	14

	2.1 Conditions precedent	14
	2.2 Site visit	15
	2.3 Notice	16
	2.4 Reasonable endeavours	16
	2.5 Waiver	16
	2.6 Cut Off Date	16
	2.7 Effect of termination	16

3	Sale and purchase	17

	3.1 Participating Interest Sale	17
	3.2 Share Sale	17
	3.3 Participating Interests Consideration	17
	3.4 Withholding and Ministerial approvals	18
	3.5 Uplift payment	19
	3.6 Santos Shares	19
	3.7 Payment	19
	3.8 Title and risk passes on the Completion Date	20

4	Deposit	20

	4.1 Payment of Deposit	20
	4.2 Withdrawal of Deposit	20
	4.3 Instructions to Escrow Agent	21

5	Period before Completion	21

	5.1 Participating Interests	21
	5.2 Gastar Power	21
	5.3 Buyer’s consent	22
	5.4 Permitted acts	22
	5.5 Access	22

6	Completion	23

	6.1 Time and place	23
	6.2 Completion	23
	6.3 Notice to complete	23
	6.4 Completion simultaneous	24

7	Post Completion matters	24

	7.1 Allocation of rights and liabilities	24
	7.2 Participating Interest Pre-completion liabilities	25
	7.3 Participating Interest Post-completion liabilities	25
	7.4 Royalties	26
	7.5 Gastar Power Indemnity	26

	7.6 Tax returns	26

8	Adjustments	26

	8.1 Preparation of Participating Interests Adjustment Statement	26
	8.2 Resolution of disputes	27
	8.3 Payment of Adjustment Amount	27

9	Assignment of Contracts	28

	9.1 Assignment of Contract	28
	9.2 Obligations pending transfer	28

10	Land	29

	10.1 PPL 3 Operations Centre Land	29
	10.2 Encumbrances and easements	29

11	Warranties	30

	11.2 Independent Warranties	30
	11.3 Knowledge	30
	11.4 Reliance	30
	11.5 Indemnity for breach of Warranty	31
	11.6 Mutual warranties	31
	11.7 No reliance except on warranties	31

12	Qualifications and limitations on Claims	32

	12.1 Disclosure	32
	12.2 Maximum and minimum amounts	32
	12.3 Recovery under other rights and reimbursement	32
	12.4 Time limits	33
	12.5 Mitigation of Loss	33
	12.6 Payments affecting Purchase Price	33

13	Conduct of Claims	34

	13.1 Conduct of claims	34
	13.2 Third party claims	34
	13.3 GSE’s and GENSW’s ability to remedy Claims	34

14	Buyer Warranties	35

	14.1 Buyer Warranties	35
	14.2 Independent Warranties	35
	14.3 Reliance	35

15	Guarantor of GENSW	35

	15.1 Guarantee and indemnity	35
	15.2 Extent of guarantee and indemnity	35
	15.3 Principal and independent obligation	36
	15.4 Continuing guarantee and indemnity	36
	15.5 No withholdings	36
	15.6 Currency	36
	15.7 GSE’s Liability	36

16	Buyer’s Guarantor	37

	16.1 Guarantee and indemnity	37
	16.2 Extent of guarantee and indemnity	37
	16.3 Principal and independent obligation	37
	16.4 Continuing guarantee and indemnity	38
	16.5 No withholdings	38

	16.6 Currency	38
	16.7 The Buyer’s Guarantor’s Liability	38

17	Security Deposit	38

18	Confidentiality and announcements	39

	18.1 Agreed announcement	39
	18.2 Confidentiality	39
	18.3 Replacement of any prior confidentiality agreements	40

19	Duties, costs and expenses	40

	19.1 Duties	40
	19.2 Costs and expenses	40

20	GST	40

21	General	41

	21.1 Notices	41
	21.2 Governing law and jurisdiction	42
	21.3 Service of process	43
	21.4 Prohibition and enforceability	43
	21.5 Waivers and variation	43
	21.6 Assignment	43
	21.7 Further assurances	43
	21.8 Approvals and consent	43
	21.9 Remedies cumulative	44
	21.10 Counterparts	44
	21.11 Severability	44
	21.12 No merger	44
	21.13 Entire agreement	44
	21.14 Contra proferentem excluded	44

	Schedule 1 GENSW Warranties	46

	Schedule 2 GSE Warranties	50

	Schedule 3 Buyer Warranties	55

	Schedule 4 Completion steps	57

	Signing page	59

Assets Sale Agreement

Date ▶

Between the parties

Gastar Exploration USA, Inc. a company incorporated in the State of Michigan, United States of America of 1331 Lamar, Suite 1080, Houston Texas 77010, USA. (GSE)

Gastar Exploration New South Wales, Inc. ABN 17 079 003 133 (a company incorporated in the State of Michigan, United States of America) of 1331 Lamar, Suite 1080, Houston Texas 77010, USA. (GENSW)

Santos QNT Pty Ltd ACN 083 077 196 of 60 Flinders Street, Adelaide, SA 5000 (Buyer)

Santos International Holdings Pty Ltd ABN 57 057 585 869 of 60 Flinders Street, Adelaide, SA 5000 (Buyer’s Guarantor)

Background

1       GENSW owns the Participating Interests.

2       GSE owns the Sale Shares.

3       GENSW has agreed to sell and the Buyer has agreed to buy the Participating Interests on the terms and conditions of this agreement.

4       GSE has agreed to sell, and the Buyer has agreed to buy, the Sale Shares on the terms and conditions of this agreement.

5       GSE has agreed to guarantee GENSW’s obligations on the terms and conditions of this agreement.

6       The Buyer’s Guarantor has agreed to guarantee the Buyer’s obligations on the terms and conditions of this agreement.

The parties agree	as set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning
2P Reserves	those estimated quantities of gas which it is anticipated can be recovered from a given date, forward and categorised as proved reserves, plus probable reserves using the 1997 definitions for, or the 2007 Petroleum Resources Management System approved for, oil and gas reserves adopted by the Society of Petroleum Engineers and World Petroleum Congress .

2P Reserves Report	has the meaning given to that term in clause 3.5(a).

2003 Farmin Agreement	the PEL 238 Farmin Agreement between EEA and First Sourcenergy Group Inc (now GENSW) dated 8 October 2003 (as amended).

2003 Farmin Agreement Uplift Payment

GENSW’s right under the 2003 Farmin Agreement to receive the uplift payments if the aggregate sustainable production of sales gas produced, saved and sold from the coal seam methane reservoirs on PEL 238 reaches:

1       25mmcfd (in which case EEA must pay to GENSW the sum of US$5,000,000); and

2       40mmcf (in which case EEA must pay to GENSW a further sum of US$5,000,000 in addition to the above payment).

ASIC	the Australian Securities and Investments Commission.

Accounts	the Joint Accounts under each of the Joint Venture Agreements.

Accounting Procedures	the Accounting Procedures under each of the Joint Venture Agreements.

Adjustment Amount	as defined in clause 8.1.

Adjustment Credit	as defined in clause 8.1(c).

Adjustment Debit	as defined in clause 8.1(b).

1    Definitions and interpretation

Adjustment Statement	as defined in clause 8.1.

Authorisation	any approval, licence, consent, authority or permit relating to the business or operations of a Joint Venture (including those held by an Operator, in its capacity as the operator of the relevant Joint Venture).

Bank	an authorised deposit taking institution that is entitled to refer to itself as a “bank” under the Banking Act 1959 (Cth).

Business Day	a day on which banks are open for business in South Australia, other than a Saturday, Sunday or public holiday in South Australia.

Buyer Warranties	the representations and warranties given in clause 12.6 and Schedule 3.

Cash Calls	amounts required to be paid by the relevant joint venture participants to the relevant Operator under a Joint Venture Agreement.

Claim	any claim, demand. legal proceedings or cause of action.

Completion	completion of the sale and purchase of the Participating Interests and Sale Shares under clause 6.

Completion Date

the later of:

1       10 July 2009;

2       the date falling 3 Business Days after the conditions precedent in clause 2.1 have been satisfied or waived; and

3       the date any dispute under clause 2.2(d) is resolved or determined.

Contracts

any agreement to which:

1       GENSW is a party (or the rights under which are held by a person on trust or as agent for GENSW) in its capacity as a participant under a Joint Operating Agreement; or

2       Gastar Power is a party (or the rights under which are held by a person on trust or as agent for Gastar Power) in its capacity as a participant under the Power Joint Venture Agreement,

and includes the:

1       Memorandum of Understanding between EEA, Hillgrove, GENSW and Babcock & Brown Australia Infrastructure Pty Ltd dated 12 November 2007;

2       Memorandum of Understanding between EEA, Hillgrove, GENSW and Macquarie Generation dated 13 March 2007;

3       Gas Supply Agreement between Narrabri, EEA, Hillgrove, GSE and GENSW dated 18 February 2009;

4       Country Energy Power Purchase Agreement; and

5       Connection Agreement between Country Energy and Narrabri.

1    Definitions and interpretation

Country Energy Power Purchase Agreement	the Power Purchase Agreement between Narrabri and Country Energy dated 18 October 2003.

Corporations Act	the Corporations Act 2001 (Cth).

Cut Off Date	31 October 2009.

Deposit	$15,000,000.00.

Disclosure Letter	a letter dated the date of this agreement addressed by GSE and GENSW to the Buyer disclosing facts, matters and circumstances that are, or may be, inconsistent with the Warranties.

Disclosure Materials

the documents:

1       available in the Project Olive Data Room provided by Piper Alderman and/or ESG as at 25 June 2009;

2       provided by Piper Alderman to Freehills relating to the Overriding Royalties on or about 15 June 2009.

Duty	any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of any of them.

EEA	Eastern Energy Australia Pty Ltd ACN 009 321 662.

Effective Date	1 July 2009.

Encumbrance

an interest or power:

1       reserved in or over an interest in any asset; or

2       created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any agreement to create any of the above, but does not include operator’s liens, mechanic’s liens or title retention, to the extent such interests or powers arise or are created during the ordinary course of the business of the Joint Ventures.

ESG	Eastern Star Gas Limited ACN 094 269 780.

ESG Entities	1 ESG; 2 EEA;

1    Definitions and interpretation

3 Hillgrove; and 4 Narrabri.

Escrow Agent	Blake Dawson

Escrow Agreement	an agreement entitled “Escrow Agreement” between the Escrow Agent, the Buyer and GENSW relating to the holding of the Deposit pursuant to clause 4, to be entered into on or prior to the execution of this agreement.

Expert	as defined in clause 8.2.

Fundamental Warranties	Warranties: 1 1.1 and 1.2 in Schedule 1; and 2 1.1, 1.2, 7.1 and 7.2 in Schedule 2.

Gastar Power	Gastar Power Pty Ltd ACN 128 295 063.

Gas Joint Ventures	the joint ventures established by the Joint Operating Agreements.

GENSW Warranties	the representations and warranties given by GENSW in Schedule 2.

Governmental Agency	any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Green Products	has the same meaning as in the Country Energy Power Purchase Agreement.

GSE Warranties	the representations and warranties given by GSE in Schedule 1.

Hillgrove	Hillgrove Energy Pty Ltd ACN 107 654 928.

Immediately Available Funds	cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.

Independent Reserves Expert	Netherland, Sewell & Associates, Inc. or MHA Petroleum Consultants, Inc.

Interim Period	the period between execution of this Agreement and the Completion Date.

Joint Operating Agreements	the PEL 238 JOA, the PEL 433 JOA and the PEL 434 JOA.

1    Definitions and interpretation

Joint Ventures	the unincorporated joint ventures constituted under the Joint Venture Agreements.

Joint Venture Agreements	the: 1 Joint Operating Agreements; and 2 Power Joint Venture Agreement.

Joint Venture Budget	the budgets contemplated in the Joint Venture Agreements.

Loss	losses, liabilities, damages and costs (and includes Duty and Taxes) but excludes loss of business opportunity, punitive and exemplary damages and loss of profit.

Material Adverse Change

an event or circumstance that has a material adverse effect on the:

1       status, rights attaching to or value of the Participating Interests

2       status, rights attaching to or value of the Sale Shares; or

3       assets, financial position or prospects of the Joint Ventures,

except to the extent that the event or circumstance is a change in general economic conditions, interest rates, exchange rates or commodity prices.

Minister	the Minister for Primary Industries.

Narrabri	Narrabri Power Pty Ltd ACN 104 570 943.

Operator	the Operator appointed under each Joint Venture Agreement.

Overriding Royalties	35% of the following royalties payable to the following grantors in the proportions set out below: 1 Geothetis Pty Ltd (0.06%); 2 Henalay Pty Ltd (0.66%); and 3 Dowland Pty Ltd (0.135%).

PAL 2	the Petroleum Assessment Lease 2 granted under Division 3 of the Petroleum Act.

Participating Interests	1 the PEL 238 Participating Interest; 2 the PEL 433 Participating Interest; and 3 the PEL 434 Participating Interest.

Participating Interests Purchase Price	the purchase price to be paid by the Buyer to GENSW on Completion in consideration for the Participating Interests, being $293 million, as adjusted pursuant to the terms of this agreement, including in respect of any Uplift Payment or Adjustment Amount allocated to the Participating Interests Purchase Price.

1    Definitions and interpretation

PEL 238	Petroleum Exploration Licence 238 granted under Division 2 of the Petroleum Act.

PEL 238 JOA	the PEL 238 Joint Operating Agreement between EEA, Hillgrove and GENSW dated 8 October 2003.

PEL 238 Participating Interest

the 35% participating interest in PEL 238 held by GENSW under the PEL 238 JOA, including GENSW’s:

1       contractual and equitable rights and interests in respect of PAL 2;

2       contractual and equitable rights in respect of PPL 3; and

3       interest as tenant in common in the PPL 3 Operations Centre Land,

but excluding any rights to the 2003 Farmin Agreement Uplift Payment.

PEL 433	Petroleum Exploration Licence 433 granted under Division 2 of the Petroleum Act.

PEL 433 JOA	the PEL 433 Joint Operating Agreement between ESG and GENSW Agreement executed in 2007.

PEL 433 Participating Interest	the 35% participating interest in PEL 433 held by GENSW under the PEL 433 JOA.

PEL 434	Petroleum Exploration Licence 434 granted under Division 2 of the Petroleum Act.

PEL 434 Participating Interest	the 35% participating interest in PEL 434 held by GENSW under the PEL 434 JOA.

PEL 434 JOA	the PEL 434 Joint Operating Agreement between ESG and GENSW executed in 2007.

Petroleum	the coal seam methane or conventional gas produced from the Petroleum Titles.

Petroleum Act	Petroleum (Onshore) Act (NSW) 1991.

Petroleum Titles	PEL 238, PAL 2, PPL 3, PEL 433 and PEL 434.

Power Joint Venture Agreement	the Power Station Joint Venture Agreement between Narrabri and Gastar Power dated 18 February 2009.

Power Station Joint Venture	the unincorporated joint venture constituted under the Power Joint Venture Agreement.

1    Definitions and interpretation

Power Station Land	the freehold estate on which the Wilga Park power station is located which is identified as Certificate of Title Folio Identifier 1/1064422.

Power Station Operator	the operator of the Power Station Joint Venture.

Power Joint Venture Participating Interest	the 35% Participating Interest held by Gastar Power under the Power Joint Venture Agreement.

PPL 3	the Petroleum Production Lease 3 granted under Division 5 of the Act.

PPL 3 Operations Centre Land	the freehold estate on which the PPL 3 operations centre is located which is identified as Certificate of Title Folio Identifier 241/1120041.

PPL 3 Operations Centre Land Agreement	a Sale of Land Contract, on customary terms consistent with this agreement, to be entered into between the Buyer and GENSW for the sale of GENSW’s interest in PPL 3 Operations Centre Land.

Records

all written records that are in the possession of the Seller, or the Seller’s Guarantor relating to the Participating Interests or Sale Shares, including:

1       copies of the Joint Venture Agreements, Contracts, Authorisations and Petroleum Titles;

2       copies of records relating to the operations of the Joint Ventures, including the results of exploration, reserves reports and other technical information;

3       minutes of meetings of the operating committees under the Joint Venture Agreements; and

4       the corporate register and all statutory records, accounting and taxation of Gastar Power.

Recovery Action	anything done to exercise a right to recover anything from a person other than GSE or GENSW, a related body corporate or a director or officer of the GSE or GENSW, the Buyer or a related body corporate of the Buyer, for example, issuing a demand, making an insurance claim, suing for tort, or claiming under an indemnity.

Related Body Corporate	has the meaning given in section 9 of the Corporations Act.

Sale Shares	all the issued share capital in Gastar Power, being 5,275,788 ordinary shares.

Seller	GSE or GENSW, as applicable

Share Sale Purchase Price	the purchase price to be paid by the Buyer to GSE on Completion in consideration for the Sale Shares, being $7 million and as adjusted pursuant to the terms of this agreement, including in respect of any Adjustment Amount allocated to the Share Sale Purchase Price.

1    Definitions and interpretation

Subsidiary	has the meaning given to it in the Corporations Act.

State Royalties	the royalties payable by the GENSW to the State of New South Wales pursuant to the Petroleum Act.

Taxes	any tax, charge, levy, deduction, impost, fee, goods and services tax, petroleum resource rent tax which is assessed, levied , imposed or collected by any Governmental Agency and includes any interest, fine or penalty imposed on or in respect of the above, but excludes any Duty or State Royalty.

Total Purchase Price	the aggregate of the: 1 Participating Interest Purchase Price; and 2 Share Sale Purchase Price, as adjusted under the terms of this agreement.

Third Party Claim	a claim, demand, assessment, action or proceeding against the Buyer or against a related body corporate of the Buyer brought by a person other than a related body corporate of the Buyer, GENSW or GSE, or a related body corporate of GSE or GENSW.

Uplift Payment	the payment (if any) to be made under clause 3.5.

US Litigation	The litigation consolidated under the order in the master file for the proceedings: In re: Classicstar Mare Lease Litigation, MDL No. 1877, Lexington Civil Action No. 07-353-JMH.

Warranties	the GENSW Warranties and the GSE Warranties.

1.2	Interpretation

In this agreement headings and words in bold are inserted for convenience and do not affect the interpretation of this agreement and unless the contrary intention appears:

(a)	a reference to this agreement or another instrument includes any variation or replacement of any of them;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)	the singular includes the plural and vice versa;

(d)	the word ‘person’ includes a firm, a body corporate, an unincorporated association or an authority;

2    Conditions for Completion

(e)	a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(f)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(g)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(h)	if an act prescribed under this agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(i)	if an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day;

(j)	a reference to time is a reference to South Australian time;

(k)	a promise or agreement by two or more persons binds them jointly and severally;

(l)	a reference to any thing (including any amount) is a reference to the whole and each part of it and a reference to a group of persons is a reference to any one or more of them;

(m)	a reference to a part, clause, party, annexure, exhibit or Schedule is a reference to a part and clause of, and a party, annexure, exhibit and Schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and Schedule; and

(n)	a reference to $ is to Australian currency unless denominated otherwise.

1.3	Inclusive expressions

Specifying anything in this agreement after the words ‘including’, ‘includes’ or ‘for example’ or similar expressions does not limit what else is included.

1.4	Agreement components

This agreement includes any schedule.

2	Conditions for Completion

2.1	Conditions precedent

Clauses 3.1 and 6 do not become binding on the parties and are of no force or effect unless and until each of the following conditions have been satisfied or waived in accordance with clause 2.5:

(a)

(Consent and waiver by Narrabri and ESG entities): the relevant ESG Entities consent, under the terms of the Joint Operating Agreements, to the acquisition by the Buyer of the Participating Interests and Narrabri consents to the acquisition by the Buyer of the Sale Shares and waives any pre-emptive

2    Conditions for Completion

right it may have in respect of the Sale Shares under the Power Joint Venture Agreement, either unconditionally or on conditions that are acceptable to the Buyer, GENSW and GSE (acting reasonably);

(b)	(Site access): the Buyer has (provided it has complied with clause 2.2, with a failure to comply by the Buyer being deemed a waiver by the Buyer of this clause 2.1(b)) undertaken a site visit of the areas and facilities the subject of the Joint Ventures, including the Wilga Park Power Station (a Site Visit), which does not reveal information or circumstances that is, or are materially adverse in terms of the:

(1)	status, rights attaching to or value of the Participating Interests (as a whole);

(2)	the Sales Shares; or

(3)	assets, financial position, operations or prospects of the Joint Ventures (as a whole),

compared to the position disclosed in the Disclosure Materials, except to the extent that the event or circumstance is a change in general economic conditions, interest rates, exchange rates or commodity prices; and

(c)	(Material adverse change): no Material Adverse Change occurs or is discovered prior to Completion.

2.2	Site visit

For the purposes of clause 2.1(b):

(a)	the Buyer will use all reasonable endeavours promptly to arrange and organise a Site Visit within a reasonable time of execution of this agreement, and must use reasonable endeavours to arrange and organise such a visit in any event no later than 7 July 2009. GSE and GENSW must use reasonable endeavours to facilitate such a Site Visit, subject to clause 5.5(b);

(b)	the Buyer, GSE and GENSW must agree in writing beforehand the proposed date and duration of the Site Visit, and will confirm such date and duration within 1 Business Day of it occurring, by means of a director of each executing a written record and exchanging facsimile copies thereof;

(c)	the Buyer is only permitted one Site Visit; and

(d)	any disputes relating to whether materially adverse information or circumstances has or have been revealed shall be determined by (i) promptly upon one party notifying the other parties that a dispute has arisen, by discussions between the CEOs of each party and, if such discussions have not resolved the issue within 1 Business Day of the notice above first having been given, by (ii) referral to an independent expert whose identity will be agreed upon by all the parties. If the parties cannot agree on the identity of an independent expert within 1 Business Day of the 1 Business Day period in (i) expiring, then either party may request the Australian Institute of Chartered Accountants to appoint an expert, and the parties will submit to the decision of such expert. The parties must provide in the terms of engagement of the expert that such expert present his or her final decision within 3 Business Days of being instructed and in any event no later than 7 Business Days after the initial notice of dispute was given pursuant to this paragraph.

2    Conditions for Completion

2.3	Notice

Each party must promptly notify the others in writing if it becomes aware that any condition in clause 2.1 has been satisfied or has become incapable of being satisfied.

2.4	Reasonable endeavours

(a)	The Buyer, GSE and GENSW must use all reasonable endeavours to ensure that the condition in clause 2.1(a) is satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(b)	Neither GSE nor GENSW must unreasonably object, and GSE must procure that Gastar Power does not unreasonably object to or obstruct any access given to the Buyer and its representatives to the areas and facilities referred to in clause 2.1(b) by ESG.

(c)	The parties must keep each other informed of the progress towards satisfaction of its obligations under clause 2.1.

(d)	Each party must provide all reasonable assistance to the other as is necessary to satisfy the conditions in clause 2.1.

2.5	Waiver

(a)	The condition in clause 2.1(a) is for the benefit of the Buyer, GSE and GENSW and may only be waived by agreement in writing between them.

(b)	The conditions in clauses 2.1(b) and (c) are for Buyer’s benefit and any of them may be waived by the Buyer.

2.6	Cut Off Date

A party may, by not less than 5 Business Days’ notice to the other and subject to having complied with clause 2.4 (if relevant), terminate this agreement at any time before Completion if:

(a)	a condition in clause 2.1 is not satisfied, or waived in accordance with clause 2.5, by the Cut Off Date; or

(b)	a condition in clause 2.1 becomes incapable of satisfaction and that condition is not waived prior to the Cut Off Date in accordance with clause 2.5; or

(c)	the parties agree in writing that a condition in clause 2.1 cannot be satisfied and that condition is not waived prior to the Cut Off Date in accordance with clause 2.5.

2.7	Effect of termination

Subject to clause 4.2(b), if this agreement is terminated under clauses 2.6, or 6.3(b), then:

(a)	each party is released from its obligations under this agreement, except those obligations which are expressed to survive termination;

3    Sale and purchase

(b)	each party retains the rights it has against the other in respect of any breach of this agreement occurring before termination;

(c)	the rights and obligations of each party under each of the following clauses and Schedules will continue independently from the other obligations of the parties and survive termination of this agreement:

(1)	clause 1 (Definitions and Interpretation);

(2)	clause 2 (Conditions for Completion);

(3)	clause 14 (Confidentiality);

(4)	clause 19 (Duties, costs and expenses);

(5)	clause 20 (GST); and

(6)	clause 21 (General).

3	Sale and purchase

3.1	Participating Interest Sale

On the Completion Date, GENSW must sell, and the Buyer must buy, the Participating Interests free from Encumbrances (but subject to any Encumbrances disclosed in the Disclosure Letter, the Disclosure Materials or this agreement), in consideration of the Buyer agreeing to pay the Participating Interest Purchase Price.

3.2	Share Sale

On the Completion Date, GSE must sell, and the Buyer must buy the Sale Shares free and clear of all Encumbrances (but subject to any Encumbrances disclosed in the Disclosure Letter, the Disclosure Materials or this agreement), in consideration for the Buyer agreeing to pay the Share Sale Purchase Price.

3.3	Participating Interests Consideration

The Buyer and GENSW agree that the Participating Interest Purchase Price is allocated as follows (the figures which follow in the table are based on the initial Participating Interest Purchase Price of $293 million before any adjustments):

PEL 238 Participating Interest	(93.85665%) $275 million (of which $2 million is attributable to the PPL 3 Operations Centre Land)

PEL 433 Participating Interest	(3.07167%) $9 million

PEL 434 Participating Interest	(3.07168%) $9 million

3    Sale and purchase

3.4	Withholding and Ministerial approvals

(a)	The Buyer and GENSW must co-operate and use reasonable endeavours to obtain, as soon as practicable and in any event before the Completion Date, the approval of the Minister, to the extent required by section 96 of the Petroleum Act, to the transfer of the Participating Interests to the Buyer.

(b)	If an approval of the Minister referred to in clause 3.4(a) has not been obtained by the Completion Date, the following amounts will be withheld from the Participating Interest Purchase Price, to be paid on Completion:

(1)	if the Minister has not approved the transfer of the PEL 433 Participating Interest - $9 million;

(2)	if the Minister has not approved the transfer of the PEL 434 Participating Interest - $9 million; and

(3)	if the Minister has not approved the transfer of GENSW’s interest in PPL 3 - $2 million.

(c)	If an approval of the Minister referred to in clause 3.4(a) has not been obtained by the Completion Date, the Buyer and GENSW must continue, for a period of 9 months following the Completion Date (or any longer period that the Buyer and GENSW agree in writing), to co-operate and use reasonable endeavours to obtain that approval. If an approval of the Minister:

(1)	is obtained within that 9 month period (or any longer period that the Buyer and GENSW agree in writing), the Buyer must pay to GENSW, in Immediately Available Funds, the amount of the Participating Interest Purchase Price withheld under clause 3.4(b) in respect of that approval within 3 Business Days of that approval; or

(2)	not obtained within that 9 month period (or any longer period the Buyer and GENSW agree in writing), then clause 3.4(d) shall apply.

(d)	If any approval of the Minister referred to in clause 3.4(b) is not obtained within the time period referred to in clause 3.4(c)(2), then:

(1)	the amount of the Participating Interest Purchase Price withheld under clause 3.4(b) in respect of that approval will continue to be withheld;

(2)	to the extent that any parties have already undertaken any actions or provided any documents to transfer such interest, the parties must do everything required to reverse those actions as applicable to the interests referred to in clause 3.4(b)(1), 3.4(b)(2) and 3.4(b)(3) and in particular, ensure that any interests in respect of which the approval was not obtained are fully retransferred to GENSW; and

(3)	GENSW and the Buyer must each return to the other all documents delivered to it under clause 6.2(a) and Schedule 4 in respect of the transfer of the interests referred to in clause 3.4(b)(1), 3.4(b)(2) and 3.4(b)(3).

3    Sale and purchase

3.5	Uplift payment

(a)	The Buyer must or must procure that the participants under the PEL 238 JOA commission the Independent Reserves Expert to prepare a report on the gross 2P Reserves in respect of PEL 238 prior to 1 April 2010, addressed to the participants of the PEL 238 JOA (and on which those participants are capable of relying) (the 2P Reserves Report). The Buyer must provide a copy of the 2P Reserve Report to GENSW and GSE as soon as it receives it.

(b)	Uplift consideration of $20 million is payable by the Buyer to GENSW if the Independent Reserves Expert certifies in the 2P Reserves Report that the gross 2P Reserves in respect of PEL 238, are at least 1300PJ as at 31 December 2009.

(c)	The costs of the Independent Reserves Expert in preparing the 2P Reserves Report are to be borne by the Buyer.

3.6	Santos Shares

(a)	Within 2 Business Days of receiving the 2P Reserves Report, if the uplift consideration is payable under clause 3.5(b), GENSW must notify the Buyer whether it wishes to receive the $20 million consideration in the form of cash, ordinary shares in Santos Limited (Santos Shares) or a combination of cash and Santos Shares to an aggregate value of $20 million.

(b)	If GENSW elects in clause 3.6(a) to receive some of the consideration in the from of Santos Shares, the aggregate value of the consideration comprising Santos Shares (determined in accordance with clause 3.6(c) below) must be at least $5 million.

(c)	For the purposes of clause 3.6(a), the value of each Santos Share is equal to the volume weighted average price of Santos Shares in the ordinary course of trading on ASX Limited for the 5 full trading days immediately before the 2P Reserves Report was provided to GENSW in accordance with clause 3.5(a).

(d)	To the extent that GENSW elects to receive the consideration in the form of:

(1)	cash, the consideration must be paid to (or at the direction of) GENSW in Immediately Available Funds within 5 Business Days of GENSW giving notice to the Buyer referred to in clause 3.6(a); and

(2)	Santos Shares, the Buyer must procure that Santos Limited issues those Santos Shares to (or at the direction of) GENSW within 5 Business Days of GENSW giving notice to the Buyer referred to in clause 3.6(a), provides a holding statement in respect of those Santos Shares to GENSW, and seeks official quotation of those Santos Shares on ASX Limited.

3.7	Payment

The Share Sale Purchase Price and the Participating Interest Purchase Price must be paid by the Buyer as follows:

(a)	the Deposit, within 2 Business Days of execution of this agreement;

4    Deposit

(b)	$300 million, less any withholding under clause 3.4, and less the amount of the Deposit (and any interest on the Deposit), on the Completion Date;

(c)	any amount that has been withheld by the Buyer from the Participating Interest Purchase Price that subsequently becomes payable under clause 3.4(c), at the time referred to in clause 3.4(c)(1);

(d)	if the Adjustment Amount is positive, the Adjustment Amount at the time set out in clause 8.3; and

(e)	the Uplift Payment (if applicable), at the time referred to in clause 3.6.

3.8	Title and risk passes on the Completion Date

Title to and risk in the Participating Interests and the Sale Shares passes to the Buyer on Completion.

4	Deposit

4.1	Payment of Deposit

(a)	Within 2 Business Days of execution of this agreement, the Buyer and GENSW must jointly instruct the Escrow Agent to open an interest bearing trust account with a Bank:

(1)	for the benefit of the Buyer and GENSW; and

(2)	for the purpose of holding the Deposit in accordance with this agreement and the Escrow Agreement.

(b)	Within 2 Business Days of execution of this agreement, the Buyer must pay the Deposit into the account referred to in clause 4.1(a) in Immediately Available Funds.

4.2	Withdrawal of Deposit

(a)	The Buyer and GENSW must instruct the Escrow Agent to withdraw the Deposit and accrued interest on the earlier of Completion or termination of this agreement and pay it to the person entitled to it under clause 4.2(b) and 4.2(c) as applicable.

(b)	GENSW is entitled to the Deposit (and all interest on the Deposit) if:

(1)	Completion occurs (in which case the Deposit is deducted from the Participating Interest Purchase Price, in accordance with clause 3.7(b)); or

(2)	the conditions in clause 2.1 are satisfied or waived and the Buyer does not comply with its obligations under this agreement and GENSW terminates this agreement under clause 6.3(b).

5    Period before Completion

(c)	The Buyer is entitled to the Deposit (and all interest on the Deposit) if this agreement is terminated by GSE, GENSW or the Buyer other than in the circumstances referred to in clause 4.2(b)(2) (including if it is terminated under clause 2.6)

4.3	Instructions to Escrow Agent

The Buyer and GENSW each irrevocably undertake to ensure that it gives all necessary instructions to the Escrow Agent to withdraw the Deposit Amount and pay it to the Buyer or GENSW as is required under this clause 4.

5	Period before Completion

5.1	Participating Interests

Subject to clause 5.3, during the Interim Period GENSW must, and GSE must procure that Gastar Power must:

(a)	not dispose of, or grant any Encumbrances over, (or agree to do either of those things) a Participating Interest or the Power Joint Venture Participating Interest (as applicable);

(b)	comply with the terms of the Joint Venture Agreements (including making Cash Calls when required);

(c)	notify the Buyer if it becomes aware that ESG intends to apply for any new permit in respect of a Petroleum Title;

(d)	not make, or, agree to make any changes to, or waive any rights under, the Joint Venture Agreements;

(e)	not do anything that would result in a breach of a:

(1)	condition of, or otherwise put at risk, a Petroleum Title or other Authorisation; or

(2)	Contract;

(f)	subject to clause 5.3, not approve of, or vote in respect of any decision under a Joint Venture Agreement, without consulting with and obtaining the consent of the Buyer (not to be unreasonably withheld or delayed); and

(g)	maintain all existing insurance coverage in respect of the Participating Interests and the Power Joint Venture Participating Interest.

5.2	Gastar Power

Subject to clauses 5.3 and 6.4, during the Interim Period GSE must ensure that the business of Gastar Power is conducted materially in the ordinary course and, in particular, that Gastar Power must not:

(a)	enter into any contract or commitment;

5    Period before Completion

(b)	acquire or dispose of any assets;

(c)	create an Encumbrance over any of its assets;

(d)	distribute or return any capital to its members;

(e)	buy back of its shares;

(f)	pay any dividends or make any other distribution of profits;

(g)	issue any shares, options or securities that are convertible into shares of Gastar Power;

(h)	alter its constitution;

(i)	cancel any existing insurance policy in the name of benefit of Gastar Power (if any).

5.3	Buyer’s consent

Notwithstanding clauses 5.1 and 5.2, GENSW, Gastar Power or GSE may take actions otherwise governed by those clauses which are required to implement decisions which have made in a Joint Venture Budget applicable at the relevant time and disclosed in the Disclosure Materials or otherwise provided to the Buyer by GENSW or GSE, without needing the consent of the Buyer. GENSW, Gastar Power or GSE must otherwise request the Buyer’s consent to take action otherwise prohibited by clause 5.1 and 5.2, which the Buyer will not unreasonably withhold or delay in the case of decisions which are required in the ordinary course of conducting the business of the Joint Ventures.

5.4	Permitted acts

Nothing in clause 5.1 or clause 5.2 restricts GSE, Gastar Power or GENSW from doing anything:

(a)	which is required by this agreement; or

(b)	which is necessary for GSE, Gastar Power or GENSW, as applicable, to meet its legal or contractual obligations.

5.5	Access

(a)	Subject to clause 5.5(b), during the Interim Period, GSE or GENSW, as appropriate, must:

(1)	inform and consult with the Buyer on all material matters relating to the Joint Ventures that they become aware of;

(2)	provide the Buyer with a copy of all notices received by it:

•	under the Joint Venture Agreements or the Contracts;

•	from any Governmental Agency in relation to the Petroleum Titles or any other Authorisation; and

•	in relation to any litigation, arbitration or administrative proceeding concerning the Joint Ventures,

6    Completion

and all other information relating to the Participating Interests or the Joint Ventures reasonably requested by the Buyer;

(3)	not unreasonably object to or obstruct any access given to the Buyer (and any person nominated by the Buyer) to the areas the subject of the Petroleum Titles, the PPL Operations Centre Land and the Power Station Land and all equipment and facilities located on those areas by ESG

(4)	co-operate with ESG and the ESG entities to allow the Buyer to have reasonable access to the site.

(b)	Nothing in this clause 5 requires either GSE or GENSW to act in a way that may cause it to breach its obligations under a contract or breach any applicable laws or regulations.

6	Completion

6.1	Time and place

Completion must take place at Freehills offices in Melbourne at 10.00am on the Completion Date or such other place, time and date as GENSW, GSE and the Buyer agree.

6.2	Completion

(a)	On or before Completion, each party must carry out the Completion Steps referable to it in accordance with Schedule 4.

(b)	Completion is taken to have occurred when each party has performed all its obligations under this clause 6.2 and Schedule 4.

(c)	Without derogating from the obligations already imposed on parties under this agreement, each party will use all reasonable efforts to facilitate obtaining the consents contemplated by clause 2.1(b).

6.3	Notice to complete

(a)	If a party (Defaulting Party) fails to satisfy its obligations under clause 6.2 and Schedule 4 on the day and at the place and time for Completion determined under clause 6.1 then the other party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 10 Business Days from the date of the notice and declaring time to be of the essence.

(b)	If the Defaulting Party fails to satisfy those obligations within those 10 Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this agreement by giving written notice to the Defaulting Party.

7    Post Completion matters

6.4	Completion simultaneous

(a)	Subject to clause 6.4(b), the actions to take place as contemplated by this clause 6.2 and Schedule 4 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)	there is no obligation on any party to undertake or perform any of the other actions;

(2)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(3)	GSE or GENSW (as applicable) and the Buyer must each return to the other all documents delivered to it under clause 6.2(a) and Schedule 4 and must each repay to the other all payments received by it under clause 6.2(a) and Schedule 4, without prejudice to any other rights any party may have in respect of that failure.

(b)	The Buyer may, in its sole discretion, waive any or all of the actions which either GSE or GENSW are required to perform under clause 1.1 of Schedule 4 and GSE may, in its sole discretion, waive any or all of the actions which the Buyer is required to perform under clause 1.2 of Schedule 4.

7	Post Completion matters

7.1	Allocation of rights and liabilities

(a)	GENSW is, subject to clauses 9 and 7.3:

(1)	responsible for all obligations and liabilities in respect of the Participating Interests in relation to the period prior to and on Completion and must perform all obligations and liabilities under the Joint Operating Agreements that are required to be performed on, or before, Completion; and

(2)	entitled to all benefits in respect of the Participating Interests in relation to the period prior to and on Completion, including the benefit of all rights under the Joint Operating Agreements that arise on, or before, Completion.

(b)	The Buyer is, subject to clauses 9 and 7.3:

(1)	responsible for all obligations and liabilities in respect of the Participating Interests in relation to the period after Completion and must perform all obligations and liabilities under the Joint Operating Agreements that are required to be performed after Completion; and

(2)	entitled to all benefits in respect of the Participating Interests in relation to the period after Completion, including the benefit of all rights under the Joint Operating Agreements that arise after Completion.

7    Post Completion matters

7.2	Participating Interest Pre-completion liabilities

(a)	Without limiting clause 7.1(a), and subject to clause 12.2(c), 12.3 and 12.5, GENSW is responsible for, and indemnifies the Buyer in respect of any Loss (to the extent only that the Loss is in respect of the Participating Interests) in connection with:

(1)	any obligation under a Contract to which GENSW is a party in its capacity as a participant under a Joint Operating Agreement, Authorisation, Petroleum Title or Joint Operating Agreement in respect of the period up to and including Completion except to the extent that the relevant cost is allocated to the Buyer under clause 8.1;

(2)	any contamination, pollution, damage to the environment, requirement to clean up or remediate or other Loss or liability (contingent or otherwise) resulting from a breach of an environmental law or Authorisation or damage to the environment referable to activities of a Gas Joint Venture or Operator thereof in respect of the period up to and including Completion; and

(3)	any Duty, Tax, State Royalty or contractual royalty relating to business or activities of a Gas Joint Venture or the Operator thereof (including the production of Petroleum) in respect of the period up to and including Completion except to the extent the relevant cost is allocated to the Buyer under clause 8.1 or clause 19.1.

(b)	Clause 7.2 does not extend to any Loss to the extent that is taken into account, in the calculation and payment of, any Adjustment Amount payable under clause 8.3.

7.3	Participating Interest Post-completion liabilities

(a)	Without limiting clause 7.1(b), the Buyer is responsible for, and indemnifies GENSW in respect of any Loss (to the extent only that the Loss is in respect of the Participating Interests) in connection with:

(1)	any obligation under a Contract to which the Buyer is a party, in its capacity as a participant under a Joint Operating Agreement, Authorisation, Petroleum Title or Joint Operating Agreement in respect of the period after Completion; and

(2)	any contamination, pollution, damage to the environment, requirement to clean up or remediate or other Loss or liability (contingent or otherwise) resulting from a breach of an environmental law or Authorisation or damage to the environment referable to activities of a Gas Joint Venture or Operator thereof in respect of the period after Completion; and

(3)	subject to clause 7.4, any Duty, Tax, State Royalty or contractual royalty relating to business or activities of a Gas Joint Venture or the Operator thereof (including the production of Petroleum) in respect of the period after Completion.

(b)	Clause 7.3 does not extend to any Loss to the extent that is taken into account, in the calculation and payment of, any Adjustment Amount payable under clause 8.3.

8    Adjustments

7.4	Royalties

Except for any royalties created after Completion, GENSW (to the extent of the Participating Interests):

(a)	will retain, following Completion, liability relating to, including any responsibility to pay; and

(b)	indemnify the Buyer in respect of any Loss relating to

any royalties in connection with a Petroleum Titles, Petroleum, the Joint Ventures or the Participating Interests, other than the Overriding Royalties and the State Royalties.

7.5	Gastar Power Indemnity

Subject to clause 12.2(c), 12.3, and 12.5, GSE indemnifies the Buyer in respect of any Loss suffered, paid or incurred by the Buyer that is directly attributable to the Buyer purchasing the Sale Shares instead of acquiring the Power Joint Venture Participating Interest on the same terms (including clause 7.2) as the Buyer will acquire the Participating Interests under this agreement. This includes any Loss:

(a)	in respect of any indebtedness or liability of Gastar Power (including to GSE or a Related Body Corporate) as at Completion; or

(b)	in respect of any Taxes or Duty incurred or payable by Gastar Power relating to the period up to and including Completion (except to the extent the relevant cost is allocated to the Buyer under clause 8.1 or clause 19.1).

7.6	Tax returns

The Buyer will procure that Gastar Power files its tax return for the year ended 31 December 2009 (or, if applicable, part thereof) within the required time limits.

8	Adjustments

8.1	Preparation of Participating Interests Adjustment Statement

(a)	Within 40 Business Days of the Completion Date, the Buyer must prepare and provide to GSE a statement (the draft Adjustment Statement) that calculates the Adjustment Amount, being the Adjustment Debits as referred to in clause 8.1(b) below less the amount of Adjustment Credits as referred to in clause 8.1(c). The Buyer must simultaneously provide to GSE all relevant and available supporting documentation to enable GSE to consider the Adjustment Statement and to respond to it in the time required by clause 8.2.

(b)	The Adjustment Debits are:

(1)	any Cash Calls or part thereof paid by GENSW or Gastar Power relating to expenditure incurred by the Operator under a Joint Venture Agreement after the Effective Date; and

8    Adjustments

(2)	any revenue or proceeds from the sale of Petroleum from a Petroleum Title, generated in the period up to and including the Effective Date, received by the Buyer or Gastar Power, including electricity or Green Products under the Country Energy Power Purchase Agreement net of any costs, Taxes (other than income tax), State Royalties or contractual royalties associated with the production or sale of the Petroleum, electricity or Green Products.

(c)	The Adjustment Credits are:

(1)	any Cash Calls or part thereof paid by the Buyer or Gastar Power relating to expenditure incurred by the Operator under a Joint Venture Agreement up to and including the Effective Date; and

(2)	any revenue or proceeds from the sale of Petroleum from a Petroleum Title generated in the period after the Effective Date received by GENSW or Gastar Power, including electricity or Green Products under the Country Energy Power Purchase Agreement net of any costs, Taxes (other than income tax), State Royalties or contractual royalties associated with the production or sale of the Petroleum, electricity or Green Products.

(d)	Where expenditure relating to a Cash Call falls both before and after the Effective Date, GENSW or, as applicable, Gastar Power is responsible for the expenditure falling before the Effective Date, and the Buyer is responsible for the expenditure falling on and after the Effective Date, and this clause 8.1 will be interpreted accordingly.

8.2	Resolution of disputes

(a)	GENSW, Gastar Power and the Buyer must use reasonable endeavours to agree and finalise the Adjustment Statement within 10 Business Days of the Buyer giving the draft Adjustment Statement to GSE under clause 8.1.

(b)	If the Buyer and GSE cannot agree on the Adjustment Statement within 10 Business Days, either the Buyer or GSE may refer the disputed items to an independent accountant agreed between GSE and the Buyer within a further 5 Business Days or, if they cannot agree within that period, an accountant appointed by the President for the time being of the Institute of Chartered Accountants in Australia (the Expert).

(c)	The Expert must be requested to determine the Adjustment Statement, in accordance with the principles in clause 8.1, as soon as practicable and in any event within 15 Business Days of the Expert’s appointment.

(d)	The Expert acts as an expert and not an arbitrator and the decision of the Expert is final and binding on the Buyer and GSE. The costs of the Expert will be borne in the manner determined by the Expert.

8.3	Payment of Adjustment Amount

(a)	If the Adjustment Amount is:

(1)	positive, the Buyer must pay the Adjustment Amount to GSE or GENSW, as applicable; or

9    Assignment of Contacts

(2)	negative, GENSW or GSE must pay the Adjustment Amount to the Buyer, as applicable,

in Immediately Available Funds, within 5 Business Days of finalisation of the Adjustment Statement.

(b)	The Adjustment Amount will be allocated between the Participating Interest Purchase Price and the Share Sale Purchase Price in a manner determined by the Buyer, acting reasonably, and having regard to the extent to which the Adjustment Amount is referable to the Participating Interests on the one hand and the Power Joint Venture Interests on the other hand. If any dispute in this regard arises, the provisions of clause 2.2(d) will apply to resolve such dispute as though set out fully in this paragraph.

9	Assignment of Contracts

9.1	Assignment of Contract

(a)	For the purposes of this clause 9, any reference to Contracts specifically excludes any Contract to which Gastar Power is a counterparty.

(b)	GENSW and the Buyer must use all reasonable endeavours to, in respect of each Contract to which GENSW is a party:

(1)	novate GENSW’s interest in the rights and obligations under the Contract to the Buyer by Completion; or

(2)	assign the Buyer the benefit of the GENSW’s interest in the Contract by Completion,

and to procure that the novation or assignment takes effect from Completion.

(c)	Where an assignment or novation required under clause 9.1(b) has not occurred by Completion, the Buyer and GENSW must use all reasonable endeavours to ensure that novation or assignment occurs in accordance with this agreement as soon as reasonably practicable after Completion.

9.2	Obligations pending transfer

(a)	If an assignment or novation of a Contract required under clause 9.1(b) has not occurred by Completion, then after Completion and until such novation or assignment:

(1)	GENSW will hold the benefit of its interest in that Contract and in any monies, goods or other benefits received under that Contract as trustee for the Buyer and will promptly upon receipt pay or deliver all those monies, goods and other benefits to the Buyer without any deduction or withholding;

(2)	to the extent it lawfully can, GENSW must permit the Buyer to have the benefit of and exercise GENSW’s interest in the rights under that Contract from Completion;

10    Land

(3)	the Buyer must, to the extent it lawfully can, perform all of the non-personal obligations of GENSW, to the extent of GENSW’s interest in the Contract, under that Contract from Completion;

(4)	if the Buyer cannot lawfully perform an obligation or exercise, to the extent of GENSW’s interest in the Contract, the right of GENSW under the Contract, GENSW must perform that obligation or exercise that right on, and in accordance with, any request by the Buyer and at the expense of the Buyer;

(5)	GENSW will give all reasonable assistance to the Buyer to enable it to enforce the rights of GENSW under that Contract and will at all times act with regard to the Contracts in accordance with the Buyer’s reasonable instructions from time to time; and

(6)	GENSW will not take any action in respect of that Contract without the prior written approval of the Buyer.

(b)	Nothing in this agreement is to be construed as an attempt to assign the benefit of any Contract that by its terms or by law is not assignable without a third party consent, unless such consent has been given.

10	Land

10.1	PPL 3 Operations Centre Land

(a)	Subject to clause 10.2, as part of the sale of the PEL 238 Participating Interest, GENSW will sell and the Buyer will buy GENSW’s 35% interest as tenant in common in the PPL 3 Operations Centre Land pursuant to the PPL 3 Operations Centre Land Agreement, which will be entered into by the Buyer and GENSW immediately prior to Completion. For the avoidance of doubt, the purchase price in respect of GENSW’s 35% interest as tenant in common in the PPL 3 Operations Centre Land is included in the Participating Interests Purchase Price.

(b)	Together with the purchase of GENSW’s 35% interest in the PPL 3 Operations Centre Land, the Buyer will acquire the rights, privileges and other appurtenances referred to in the Certificate of Title for the PPL 3 Operations Centre Land and all improvements and fixtures on the PPL 3 Operations Centre Land which cannot be severed from the land.

10.2	Encumbrances and easements

The Buyer will purchase the PPL 3 Operations Centre Land subject to the Encumbrances and easements as disclosed in the Disclosure Letter and Disclosure Materials and Encumbrances and easements which would have been disclosed had the Buyer conducted public searches of the type usually undertaken by a purchaser.

11    Warranties

11	Warranties

Subject to the qualifications and limitations in clause 12:

(a)	GENSW will give the GENSW Warranties; and

(b)	GSE will give the GSE Warranties,

in favour of the Buyer on the date of this agreement and immediately before Completion (except where the Warranty specifies the time when it is given, in which case it will be taken to be given at that time).

11.2	Independent Warranties

Each of the Warranties is to be construed independently of the others and is not limited by reference to any other Warranty.

GENSW only gives GENSW Warranties in respect of the Gas Joint Venture activities and its Participating Interests and not in respect of the Power Station Joint Venture activities or the Power Station Participating Interests. GSE only gives GSE Warranties in respect of the Power Station Joint Venture activities and the Power Station Participating Interests and not in respect of the Gas Joint Venture activities or the Participating Interests, and all GENSW Warranties and GSE Warranties shall be read accordingly.

11.3	Knowledge

(a)	Where a Warranty is given “to the best of GSE’s Knowledge”, GSE will be deemed to know or be aware of a particular fact, matter or circumstance if J. Russell Porter or Michael A. Gerlich of GSE or Gastar Power:

(1)	is aware of that fact, matter or circumstance on the date the GSE Warranty is given;

(2)	should be aware of that fact, matter or circumstance, having regard to the non-operator status of Gastar Power under the Power Station Joint Venture.

(b)	Where a Warranty is given “to the best of GENSW’s Knowledge”, GENSW will be deemed to know or be aware of a particular fact, matter or circumstance if J. Russell Porter or Michael A. Gerlich of GENSW:

(1)	is aware of that fact, matter or circumstance on the date the GENSW Warranty is given; or

(2)	should be aware of that fact, matter or circumstance, having regard to the non-operator status of GENSW under the Gas Joint Ventures.

11.4	Reliance

GSE and GENSW acknowledge that the Buyer has entered into this agreement and will complete this agreement in reliance on the GSE Warranties and the GENSW Warranties respectively.

11    Warranties

11.5	Indemnity for breach of Warranty

(a)	GSE indemnifies the Buyer against and must pay an amount equal to any Loss suffered or incurred by the Buyer in connection with a breach of a GSE Warranty, except to the extent that the GSE Warranty or the GSE’s liability for Loss for breach of GSE Warranty is limited or qualified under clause 12.

(b)	GENSW indemnifies the Buyer against and must pay an amount equal to any Loss suffered or incurred by the Buyer in connection with a breach of a GENSW Warranty, except to the extent that the GENSW Warranty or the GENSW’s liability for Loss for breach of GENSW Warranty is limited or qualified under clause 12.

(c)	The Buyer indemnifies GSE and/or GENSW against and must pay an amount equal to any Loss suffered or incurred by GSE and/or GENSW in connection with a breach of a Buyer Warranty.

11.6	Mutual warranties

Each party represents and warrants to each other party, on the date of this agreement and on the Completion Date that:

(a)	the execution, delivery and performance of this agreement by it:

(1)	complies with its constitution or other constituent documents; and

(2)	does not constitute a breach of any law, or cause or result in a default under any Encumbrance, by which it is bound and which would prevent it from entering into and performing its obligations under this agreement;

(b)	all necessary authorisations for the execution, delivery and performance by it of this agreement in accordance with its terms have been obtained; and

(c)	other than expressly provided in the Buyer Warranties or the Warranties (as applicable), the parties make no express or implied representation or warranty.

11.7	No reliance except on warranties

The Buyer and the Buyer’s Guarantor (on behalf of themselves and their related bodies corporate) acknowledge and agree that:

(a)	no representations or warranties in relation to the transactions contemplated hereby, the Participating Interests, the Sale Shares, any future matters including any projections and forecasts have been relied on in any way as being accurate by the Buyer or have been warranted by GENSW or GSE as being true, except those expressly set out in this agreement (including in the Warranties); and

(b)	the directors and officers of GSE and GENSW will have no personal liability in respect of the GSE Warranties or GENSW Warranties (as applicable), other than in a case of fraud or wilful misconduct.

12    Qualifications and limitations on Claims

12	Qualifications and limitations on Claims

12.1	Disclosure

The Buyer acknowledges and agrees that the Warranties are not breached by, and each representation in the Warranties is qualified by:

(a)	anything provided for or described in this agreement;

(b)	anything explicitly disclosed in the Disclosure Letter or Disclosure Materials; or

(c)	anything within the actual knowledge of the Buyer at the date of this agreement.

12.2	Maximum and minimum amounts

(a)	Neither GSE nor GENSW, as applicable, is liable under a Claim for breach of Warranty under this agreement unless the amount finally agreed or adjudicated to be payable in respect of that Claim:

(1)	exceeds $100,000; and

(2)	either alone or together with the amount finally agreed or adjudicated to be payable in respect of all other Claims exceeds $3,000,000,

in which event, either GSE or GENSW (as applicable) is liable for all of the amount of that Claim.

(b)	Claims of the same or similar nature, or arising out of the same set of facts or circumstances, will be treated as a single Claim for the purpose of this clause 12.2.

(c)	The maximum aggregate amount which GENSW and GSE, together, are required to pay in respect of all Claims:

(1)	for breach of Warranty (other than a breach of a Fundamental Warranty), any other breach of this agreement or any other indemnity or Claim under this agreement (other than the indemnity in clause 7.5), is 50% of the Total Purchase Price;

(2)	for breach of a Fundamental Warranty or the indemnity in clause 7.5, is the Total Purchase Price; and

(3)	under (1) and (2) in aggregate, is the Total Purchase Price.

12.3	Recovery under other rights and reimbursement

(a)	The Buyer may only recover once for the same Loss, and cannot bring a Claim for an amount or Loss to the extent that the same amount or Loss has been recovered in another Claim brought by the Buyer or a related body corporate of the Buyer.

(b)	The Buyer cannot make a Claim under this agreement, for any Loss to the extent that the Buyer has recovered any Loss that gave rise to the Claim from

12    Qualifications and limitations on Claims

another source (including, without limitation, any amounts received or receivable under a policy of insurance or any Tax rebate or credits received or receivable by the Buyer or any of its related bodies corporate in respect of the amount the subject of the Claim).

(c)	For the purpose of clause 12.3(b), the Buyer must use reasonable endeavours to (i) be noted as a beneficiary on any insurance policy taken out by any relevant operator for the benefit of the parties under a relevant joint operating agreement and (ii) recover any Loss the subject of a Claim against GSE or GENSW from other sources (including pursuant to policies of insurance).

(d)	If, after either GSE or GENSW, as applicable, has made a payment in respect of a Claim for breach of Warranty, the Buyer recovers any Loss which gave rise to the Claim from another source, the Buyer must, to the extent that it has recovered any Losses, immediately pay to GSE or GENSW, as applicable, the amount of the Loss which was recovered.

12.4	Time limits

(a)	Neither GSE nor GENSW is liable under a Claim for breach of Warranty unless the Buyer notifies GSE or GENSW, as applicable, of the Claim in accordance with clause 13 within 12 months after the Completion Date.

(b)	Any Claim made by the Buyer in respect of clause 7.5 must be made within 3 years of the date of this agreement.

12.5	Mitigation of Loss

The Buyer must:

(a)	take all reasonable actions to mitigate any Loss which may give rise to a Claim under this agreement; and

(b)	not omit to take any reasonable action which would mitigate any Loss which may give rise to a Claim under this agreement.

12.6	Payments affecting Purchase Price

(a)	Any payment made by GSE to the Buyer in respect of any Claim for breach of GSE Warranty will be treated as a reduction in the Share Sale Purchase Price.

(b)	Any payment made by GENSW to the Buyer in respect of any Claim for breach of GENSW Warranty will be treated as a reduction in the Participating Interest Purchase Price.

13    Conduct of Claims

13	Conduct of Claims

13.1	Conduct of claims

(a)	If the Buyer becomes aware of any circumstances which constitute a breach of a Warranty or a potential Claim under this agreement, the Buyer must promptly give GSE and GENSW (as applicable) notice of the breach, setting out reasonable details of the breach (including any possible defence or Recovery Action), as then known by the Buyer (Claim Notice).

(b)	The Buyer must also, on an on-going basis, keep the GSE and GENSW (as applicable) informed of all material developments in relation to the matter.

13.2	Third party claims

(a)	If a Third Party Claim is made that is likely to result in a Claim by the Buyer for a breach of Warranty, or otherwise, the Buyer must to the extent that it is permitted and able to do so under the terms of the Joint Venture Agreements:

(1)	act reasonably in the conduct of that Third Party Claim (including using reasonable endeavours to defend it), and seek to mitigate any Losses resulting from, or that are likely to result from, that Third Party Claim;

(2)	keep GSE or GENSW informed of all material developments and information relating to the Third Party Claim; and

(3)	not itself, and procure that each of its related body corporate do not, make any admission of liability, settlement or compromise to or with any third party about any Third Party Claim or any Recovery Action without the prior written consent of GSE or GENSW (as applicable). Such consent of GSE or GENSW must not be unreasonably withheld or delayed.

(b)	The Buyer must not itself, and must procure that each of its related body corporates do not, make any admission of liability, settlement or compromise to or with any third party in relation to the US Litigation without the prior written consent of GSE.

13.3	GSE’s and GENSW’s ability to remedy Claims

(a)	On receipt of a Claim Notice under clause 13.1(a), GSE and GENSW, as applicable, have a reasonable period of time (but not more than 30 Business Days) to remedy the Claim.

(b)	If GSE or GENSW does not remedy the Claim, identified in the Claim Note, within the period specified in clause 13.3(a), the Buyer can enforce the Claim against GSE or GENSW.

14    Buyer Warranties

14	Buyer Warranties

14.1	Buyer Warranties

The Buyer gives the Buyer Warranties in favour of GSE and GENSW on the date of this agreement and the Buyer Warranties are deemed to be repeated immediately before Completion. To the extent a Buyer Warranty is given in respect of the Buyer Guarantor, the Buyer Guarantor is also deemed to give that Buyer Warranty.

14.2	Independent Warranties

Each of the Buyer Warranties is to be construed independently of the others and is not limited by reference to any other Buyer Warranty.

14.3	Reliance

The Buyer acknowledges that GSE and GENSW has entered into and will complete this agreement in reliance of the Buyer Warranties.

15	Guarantor of GENSW

15.1	Guarantee and indemnity

GSE:

(a)	unconditionally and irrevocably guarantees to the Buyer the due and punctual performance of GENSW’s obligations under this agreement; and

(b)	as a separate and additional liability, indemnifies the Buyer against all Losses arising out of actions, proceedings and judgments of any nature, incurred by the Buyer arising from any default or delay in the due and punctual performance of a GENSW’s obligations under this agreement.

15.2	Extent of guarantee and indemnity

The liability of GSE under this clause 15 is not affected by anything which, but for this clause 15 might operate to release or exonerate GSE in whole or in part from its obligations including any of the following, whether with or without the consent of GSE:

(a)	the grant to GENSW, the GSE or any other person of any time, waiver or other indulgence, or the discharge or release of GENSW, GSE or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between GENSW, GSE, the Buyer or any other person;

(c)	the Buyer exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against GENSW, GSE or any other person;

15    Guarantor of GENSW

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Buyer from GENSW, GSE or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by GENSW or the Buyer to give notice to GSE of any default by GENSW under this agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to a GENSW, GSE or any other person.

15.3	Principal and independent obligation

This clause 15 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

15.4	Continuing guarantee and indemnity

This clause 15 is a continuing obligation of GSE, despite Completion, and remains in full force and effect for so long as GENSW has any liability or obligation to the Buyer under this agreement and until all of those liabilities or obligations have been fully discharged.

15.5	No withholdings

(a)	GSE, as applicable, must make all payments that become due under this clause free and clear without deduction of all present and future withholdings (including Taxes, Duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)	If GSE is compelled by law to deduct any withholding, then in addition to any payment due under this clause 15, it must pay to the Buyer such amount as is necessary to ensure that the net amount received by the Buyer after withholding equals the amount that the Buyer, as applicable, would otherwise have been entitled to if not for the withholding.

15.6	Currency

GSE must pay all monies that it becomes liable to pay under this clause in the currency in which they are payable under this agreement and free and clear of any commissions, expenses, relating to foreign currency conversion or any other charges or expenses.

15.7	GSE’s Liability

GSE’s liability, under this clause 15, in respect of any Claim shall not exceed GENSW’s liability in respect of that Claim.

16    Buyer’s Guarantor

16	Buyer’s Guarantor

16.1	Guarantee and indemnity

The Buyer’s Guarantor:

(a)	unconditionally and irrevocably guarantees to GSE and GENSW on demand the due and punctual performance of the Buyer’s obligations under this agreement.

(b)	as a separate and additional liability, indemnifies GSE and GENSW against all Losses arising out of actions, proceedings and judgments of any nature, incurred by GSE and GENSW arising from any default or delay in the due and punctual performance of the Buyer’s obligations under this agreement.

16.2	Extent of guarantee and indemnity

The liability of the Buyer’s Guarantor under this clause 16 is not affected by anything which, but for this clause 16 might operate to release or exonerate the Buyer’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Buyer’s Guarantor:

(a)	the grant to the Buyer, the Buyer’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Buyer, the Buyer’s Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Buyer, the Buyer’s Guarantor, GENSW, GSE, or any other person;

(c)	GENSW or GSE, as applicable, exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Buyer or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the GENSW or GSE, from the Buyer, or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by GSE, GENSW or the Buyer to give notice to the Buyer’s Guarantor of any default by the Buyer or any other person under this agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to the Buyer, the Buyer’s Guarantor or any other person.

16.3	Principal and independent obligation

This clause 16 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

17    Security Deposit

16.4	Continuing guarantee and indemnity

This clause 16 is a continuing obligation of the Buyer’s Guarantor and remains in full force and effect for so long as the Buyer has any liability or obligation to GSE or GENSW under this agreement and until all of those liabilities or obligations have been fully discharged.

16.5	No withholdings

(a)	The Buyer’s Guarantor must make all payments that become due under this clause free and clear without deduction of all present and future withholdings (including Taxes, Duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)	If the Buyer’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 16, it must pay to GSE or GENSW, as applicable, such amount as is necessary to ensure that the net amount received by GSE or GENSW, as applicable, after withholding equals the amount that GSE or GENSW, as applicable, would otherwise have been entitled to if not for the withholding.

16.6	Currency

The Buyer’s Guarantor must pay all monies that it becomes liable to pay under this clause in the currency in which they are payable under this agreement and free and clear of any commissions, expenses, relating to foreign currency conversion or any other charges or expenses.

16.7	The Buyer’s Guarantor’s Liability

The Buyer’s Guarantor’s liability, under this clause 16, in respect of any Claim shall not exceed the Buyer’s liability in respect of that Claim.

17	Security Deposit

Within 3 Business Days of the Minister approving a transfer referred to under clause 3.4, the Buyer must:

(a)	use all reasonable endeavours to co-operate with GENSW to replace, and return to GENSW, any security deposit paid or issued to the Minister by GENSW (or a related body corporate of GENSW) in respect of that Petroleum Title whose transfer is approved by the Minister (including posting any replacement security deposit where required); and

(b)	pay GENSW the amount equal to any security deposit referred to in clause 17(a) that is transferred to the Buyer and will not be released to GENSW by the Minister.

18    Confidentiality and announcements

18	Confidentiality and announcements

18.1	Agreed announcement

A party may not make any other public announcement relating to this agreement (including the fact that the parties have executed this agreement) unless the other party has consented to the announcement, including the timing, form and content of that disclosure, or unless the announcement would be permitted under an exemption in clause 18.2(a)(1) or (2).

18.2	Confidentiality

(a)	Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), this agreement or the terms of the sale of the Participating Interests or the Sale Shares other than to the extent that:

(1)	the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(2)	the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its shares or the shares of any of its Related Bodies Corporate are listed provided that the recipient has consulted with the provider of the information as to the form and content of the disclosure;

(3)	the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(4)	the disclosure is necessary to seek satisfaction of any of the conditions in clauses 2.1 provided that the relevant Governmental Agency is made aware of the confidential nature of the information and is instructed to keep the information secret and confidential and do not divulge or disclose the information to any other person;

(5)	the disclosure is required for use in legal proceedings regarding this agreement or the sale of the Participating Interests; or

(6)	the party to whom the information relates has consented in writing before the disclosure.

(b)	Each recipient must ensure that its directors, officers, employees, agents, representatives and Related Bodies Corporate comply in all respects with the recipient’s obligations under this clause 18.2.

19    Duties, costs and expenses

18.3	Replacement of any prior confidentiality agreements

This clause 18 replaces any prior confidentiality agreements or understandings that the parties have in place in respect of the transactions contemplated under this agreement.

19	Duties, costs and expenses

19.1	Duties

The Buyer must pay all Duty in respect of the execution, delivery and performance of this agreement and any agreement or document entered into or signed under this agreement.

19.2	Costs and expenses

(a)	Unless otherwise provided in this agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed under this agreement.

(b)	Any action to be taken by the Buyer, GSE or GENSW in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

20	GST

(a)	Any reference in this clause 20 to a term defined or used in A New Tax System (Goods and Services Tax) Act 1999 is, unless the context indicates otherwise, a reference to that term as defined or used in that Act.

(b)	Any amount referred to in this agreement which is relevant in determining a payment to be made by one party to the other is, unless indicated otherwise, a reference to that amount expressed on a GST exclusive basis.

(c)	The parties agree that any supply contemplated in clause 3.1 constitutes the supply of a going concern for the purposes of section 38-325 of the A New Tax System (Goods and Services Tax) Act 1999 and to the understanding of the parties is accordingly GST-free.

(d)	The Buyer warrants that it is registered or required to be registered for GST and will remain so until Completion.

(e)	Notwithstanding the understanding of the parties as expressed in clause 20(c), if for any reason and to any extent any supply contemplated in clause 20(c)is not accepted by the Commissioner as a GST-free supply of a going concern:

(1)	the Buyer must pay to the GSE or GENSW (as applicable) an amount equal to the amount of the GST payable by either (or both) GSE or GENSW (as applicable) in respect of the supply within 14 days after the Commissioner confirms GSE’s or GENSW’s liability to GST in an assessment or correspondence; and

21    General

(2)	GSE or GENSW must give the Buyer a copy of the assessment or correspondence from the Commissioner and issue a tax invoice as a precondition to payment under clause 20(e)(1).and

(3)	the Buyer must indemnify GSE or GENSW (as applicable) for any penalties and/or General Interest Charge which may be applied in such circumstances.

(f)	If GST is imposed on a supply made under or in connection with this agreement (other than the supply constituted by the sale and purchase contemplated in clause 3.1) the consideration for the supply is increased by an amount equal to the consideration otherwise payable for the supply (or its GST exclusive market value if applicable) multiplied by the rate at which the GST is imposed under the GST law. The additional consideration is, subject to the supplier issuing a tax invoice to the recipient, payable at the same time as the consideration to which it relates.

(g)	If a party to this agreement is entitled to be reimbursed or indemnified for a loss, cost, expense or outgoing incurred in connection with this agreement, then the amount of the reimbursement must be reduced by an amount equal to any input tax credit to which the party being reimbursed (or its representative member) is entitled in relation to that loss, cost, expense or outgoing.

(h)	Whenever an adjustment event occurs in relation to any taxable supply made under or in connection with this agreement the supplier must determine the net amount payable in respect of GST in relation to the supply (taking into account any adjustments) and if that amount differs from the amount previously paid under either clause 20(e) or clause 20(f) as appropriate, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable and the party making the taxable supply shall issue an adjustment note to the recipient.

21	General

21.1	Notices

(a)	This clause 21.1 applies to any notice or other communication including any request, demand, consent or approval, to or by a party to this agreement.

(b)	The notice must be in legible writing and in English addressed as shown below:

(1)	if to a GSE:

Address: Suite 1080, 1331 Lamar, Houston TX 77010 USA

Attention: Russ Porter

Facsimile: (713) 739-0458;

21    General

(2)	if to GENSW:

Address: Suite 1080, 1331 Lamar, Houston TX 77010 USA

Attention: Russ Porter

Facsimile: (713) 739-0458;

(3)	if to the Buyer:

Address: 60 Flinders Street, Adelaide, SA 5000

Attention: Company Secretary

Facsimile: : 618 8116 5623; and

(4)	if to the Buyer’s Guarantor:

Address: 60 Flinders Street, Adelaide, SA 5000

Attention: Company Secretary

Facsimile: 618 8116 5623;

or as specified to the sender by any party by notice.

(c)	Where the sender is a company, the notice must be signed by an officer or under the common seal of the sender.

(d)	The notice is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, 3 Business Days from and including the date of postage (or 10 Business Days in the case of international post);

(3)	if by facsimile transmission, when a facsimile confirmation receipt is received indicating successful delivery; or

but if the delivery or receipt is on a day which is not a Business Day or is after 5.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day;

(e)	The notice can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(f)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under this clause 21.1 and informs the sender that it is not legible.

(g)	In this clause 21.1, reference to an addressee includes a reference to an addressee’s officers, agents or employees.

21.2	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

21    General

21.3	Service of process

Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 21.1.

21.4	Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, this agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

21.5	Waivers and variation

(a)	A provision of, or a right, discretion or authority created under, this agreement may not be:

(1)	waived except in writing signed by the party granting the waiver; and

(2)	varied except in writing signed by the parties.

(b)	A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

21.6	Assignment

A party may not assign its rights under this agreement without the consent of the other party.

21.7	Further assurances

Each party must do all things and execute all further documents necessary to give full effect to this agreement and use reasonable endeavours to cause relevant third parties to do the same.

21.8	Approvals and consent

If the doing of any act, matter or thing under this agreement is dependent on the approval or consent of a party, that party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion, unless this agreement expressly provides otherwise.

21    General

21.9	Remedies cumulative

Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

21.10	Counterparts

This agreement may be executed in any number of counterparts which together will constitute one instrument. A party may execute this agreement by signing any counterpart.

21.11	Severability

Any provision in this agreement which is invalid or unenforceable in any jurisdiction is to be read down for the purpose of that jurisdiction, if possible, so as to be valid and enforceable, and otherwise shall be severed to the extent of the invalidity or unenforceability, without affecting the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

21.12	No merger

The Warranties, undertakings and indemnities in this agreement will not merge on Completion.

21.13	Entire agreement

This agreement embodies the entire agreement between the parties and supersedes any prior negotiation, conduct, arrangement, understanding or agreement, express or implied, with respect to the subject matter of this agreement.

21.14	Contra proferentem excluded

No term or condition of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision.

Schedules

Table of contents

GENSW Warranties	46

GSE Warranties	50

Buyer Warranties	55

Completion steps	57

Schedule 1

GENSW Warranties

1	Ownership

1.1	Ownership

(a)	GENSW is the owner of the PEL 238 Participating Interest, the PEL 433 Participating Interest and the PEL 434 Participating Interest.

(b)	At Completion, the Buyer will acquire the full legal and beneficial ownership of the Participating Interests, free and clear of all Encumbrances.

1.2	No Encumbrances

At Completion, the Participating Interests are:

(a)	free and clear of all Encumbrances; and

(b)	not the subject of any agreements or arrangements to dispose or not to dispose or otherwise restrict their use in any respect.

2	Petroleum Titles

(a)	The Petroleum Titles are validly existing and (except for any relinquishment obligations under the Petroleum Act) are not subject to forfeiture or cancellation in whole or in part for any reason.

(b)	GENSW has not taken any action to surrender the Petroleum Titles and, to the best of GENSW’s knowledge, the other parties to the Joint Operating Agreements have not taken any action to surrender the Petroleum Titles.

(c)	To the best of GENSW’s knowledge, there are no outstanding or unpaid fees or royalties payable in respect of the Petroleum Titles under the Petroleum Act.

(d)	GENSW has not received any notice or information regarding nor, to the best of GENSW’s knowledge and belief is it aware of, any circumstances that would result in a breach of the terms and conditions of the Petroleum Titles.

Schedule 1    GENSW Warranties

3	Joint Venture Agreements

(a)	GENSW has complied in all material respects with the terms of the Joint Operating Agreements.

(b)	All Cash Calls due and payable by GENSW under the Joint Operating Agreements have been paid.

(c)	GENSW has not received notice from any party to a Joint Operating Agreement of that party’s intention to withdraw from that Joint Operating Agreement.

(d)	GENSW has not received any sole risk or non-consent notice pursuant to a Joint Operating Agreement.

(e)	To the best of GENSW’s knowledge, no party to a Joint Operating Agreement is in default, or would be in default but for the requirements of notice or lapse of time, under a Joint Operating Agreement.

4	Litigation, compliance and Authorisations

4.1	No Material Proceedings

To the best of GENSW’s knowledge, neither the parties to the Joint Operating Agreements nor the Operators under the Joint Operating Agreements are subject to any investigation, prosecution or litigation in connection with the Participating Interests, the Petroleum Titles, the Joint Ventures (excluding the Power Joint Venture) or the Authorisations (Material Proceedings).

4.2	No threatened Material Proceedings

To the best of GENSW’s knowledge:

(a)	no Material Proceedings are pending or threatened; and

(b)	there are no disputes or circumstances which will, or would reasonably be likely to, give rise to any Material Proceedings.

4.3	Compliance with laws

To the best of GENSW’s knowledge the Gas Joint Ventures have been conducted in a manner that complies in all material respects with applicable laws and Authorisations.

4.4	Authorisations

To the best of GENSW’s knowledge, the Operators of the Gas Joint Ventures hold all Authorisations necessary or appropriate to enable the Gas Joint Ventures operations to be carried on as currently conducted.

Schedule 1    GENSW Warranties

5	Contracts

5.1	Disclosure

To the best of GENSW’s knowledge, the index to the Disclosure Materials lists all Contracts material to the Gas Joint Ventures.

5.2	Compliance

To the best of GENSW’s knowledge, no party to a Contract is in default, or would be in default but for the requirements of notice or lapse of time, under a Contract.

6	Solvency

6.1	No liquidation

GENSW has not:

(a)	gone, or is proposed to go, into liquidation;

(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution; or

(c)	received a deregistration notice under section 601AB of the Corporations Act or applied for deregistration under section 601AA of the Corporations Act.

6.2	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against GENSW and there are no circumstances justifying such a petition or other process.

6.3	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, over the whole or a substantial part of the undertaking or property of GENSW and there are no circumstances justifying such an appointment.

6.4	Arrangements with creditors

GENSW has not entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

Schedule 1    GENSW Warranties

7	Accuracy of information

7.1	Disclosure

(a)	Any documents concerning the:

(1)	Participating Interests;

(2)	Gas Joint Ventures;

(3)	Petroleum Titles; and

(4)	Contracts,

received by GENSW under the Joint Operating Agreements are listed in the index to the Disclosure Materials.

To the best of GENSW’s knowledge, (taking into account, in assessing that knowledge, it is not the Operator and has undertaken no verification of the information the Disclosure Material), the information and documents in the Disclosure Material are not misleading in any material respect

8	Accounts

8.1	Basis of preparation

To the best of GENSW’s knowledge, the Accounts have been prepared:

(a)	in accordance with the Accounting Procedures; and

(b)	in the manner described in the notes to them.

8.2	True and fair view

To the best of GENSW’s knowledge, the Accounts give a true and fair view of the financial position of the Joint Ventures.

9	Native Title

GENSW has not received any native title or cultural heritage claim which relates to the Participating Interests or the areas the subject of the Petroleum Titles, nor has it been notified of such a claim or aware that an Operator or other participant under a Joint Operating Agreement has received such a claim, but otherwise makes no representation, warranty, undertaking or claim in relation to native title or cultural heritage.

Schedule 2

GSE Warranties

1	Ownership

1.1	Ownership

(a)	Gastar Power is the owner of the Power Joint Venture Participating Interest.

(b)	At Completion, the Buyer, following the acquisition of the Sale Shares, will acquire the full legal and beneficial ownership of the Power Joint Venture Participating Interest, free and clear of all Encumbrances.

1.2	No Encumbrances

At Completion, the Power Joint Venture Participating Interest is:

(a)	free and clear of all Encumbrances; and

(b)	not the subject of any agreements or arrangements to dispose or not to dispose or otherwise restrict their use in any respect.

2	Joint Venture Agreements

(a)	Gastar Power has complied in all material respects with the terms of the Power Joint Venture Agreement.

(b)	All Cash Calls due and payable by Gastar Power under the Power Joint Venture Agreement have been paid.

(c)	Gastar Power has not received notice from any party to the Power Joint Venture Agreement of that party’s intention to withdraw from the Power Joint Venture Agreement.

(d)	Gastar Power has not received any sole risk or non-consent notice pursuant to the Power Joint Venture Agreement.

(e)	To the best of GSE’s knowledge, no party to the Power Joint Venture Agreement is in default, or would be in default but for the requirements of notice or lapse of time, under the Power Joint Venture Agreement.

Schedule 2    GSE Warranties

3	Litigation, compliance and Authorisations

3.1	No Material Proceedings

To the best of the GSE’s knowledge, neither the parties to the Power Joint Venture Agreement nor Narrabri Power (as Operator) is subject to any investigation, prosecution or litigation in connection with the Power Joint Venture Participating Interests, the Petroleum Titles, the Joint Ventures or the Authorisations (Material Proceedings).

3.2	No threatened Material Proceedings

To the best of GSE’s knowledge no Material Proceedings are pending or threatened and to the best of GSE’S knowledge there are no disputes or circumstances which will, or would reasonably be likely to, give rise to any Material Proceedings.

3.3	Compliance with laws

To the best of GSE’s knowledge the Power Joint Venture have been conducted in a manner that complies in all material respects with applicable laws and Authorisations.

3.4	Authorisations

To the best of the Sellers’ knowledge Narrabri Power (as Operator) holds all Authorisations necessary or appropriate to enable the Power Joint Venture operations to be carried on as currently conducted.

4	Contracts

4.1	Disclosure

To the best of GSE’s knowledge, the index to the Disclosure Materials lists all Contracts material to the Power Joint Venture.

4.2	Compliance

To the best of GENSW’s knowledge, no party to a Contract is in default, or would be in default but for the requirements of notice or lapse of time, under a Contract.

5	Solvency

5.1	No liquidation

Neither GSE nor Gastar Power has:

(a)	gone, or is proposed to go, into liquidation;

Schedule 2    GSE Warranties

(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution; or

(c)	received a deregistration notice under section 601AB of the Corporations Act or applied for deregistration under section 601AA of the Corporations Act.

5.2	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against GSE or Gastar Power and there are no circumstances justifying such a petition or other process.

5.3	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, over the whole or a substantial part of the undertaking or property of GSE or Gastar Power, and there are no circumstances justifying such an appointment.

5.4	Arrangements with creditors

Neither GSE nor Gastar Power not entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

6	Accuracy of information

6.1	Disclosure

(a)	Any documents concerning the:

(1)	Power Joint Venture Participating Interest;

(2)	Power Joint Venture;

(3)	Petroleum Titles; and

(4)	Contracts,

received by Gastar Power under the Power Joint Venture Agreement are listed in the index to the Disclosure Materials.

To the best of GSE’s knowledge, (taking into account, in assessing that knowledge, that it is not the Operator and has undertaken no verification of the information the Disclosure Material), the information and documents in the Disclosure Material are not misleading in any material respect

Schedule 2    GSE Warranties

7	Ownership

7.1	Ownership

At Completion:

(a)	GSE is the legal and beneficial owner of the Sale Shares;

(b)	the Sale Shares comprise all of the issued capital of Gastar Power; and

(c)	the Buyer will acquire the full legal and beneficial ownership of the Sale Shares free and clear of all Encumbrances, subject to registration of the Buyer in the register of shareholders.

7.2	No Encumbrances or other arrangements

In respect of Gastar Power:

(a)	at Completion all of its shares are free and clear of all Encumbrances;

(b)	its shares can be sold and transferred free of any competing rights, including pre-emptive rights or rights of first refusal (subject to Completion taking place and clause 2.1(b) of this agreement being satisfied);

(c)	its shares have been validly issued, are fully paid and no money is owning in respect of them;

(d)	it is not under an obligation to issue, and no person has the right to call for the issue or transfer of, any shares or other securities in it at any time;

(e)	it has not issued securities with conversion rights to shares or securities in it and there are no agreements or arrangements under which options or convertible notes have been issued by it; and

(f)	there are no voting agreements or arrangements with respect to its shares.

8	Power and authority

8.1	Transaction Entities

Gastar Power:

(a)	is duly incorporated under the laws of the place of its incorporation;

(b)	has the power to own its assets and carry on the business as it is being carried on at Completion;

(c)	is duly registered and authorised to do business in those jurisdictions that, by the nature of its business and assets, makes registration or authorisation necessary; and

Schedule 2    GSE Warranties

(d)	has conducted the business in compliance with its constitution or other constituent documents.

(e)	GSE enters into and performs this agreement on its own account and not as trustee for or nominee of any other person.

8.2	Enforceability

GSE’s obligations under this agreement are enforceable in accordance with its terms.

9	Native Title

GSE has not received any native title or cultural heritage claim which relates to the Power Joint Venture Participating Interest, nor has it been notified of such a claim or aware that the Operator or other participant under the Power Joint Venture Agreement has received such a claim, but otherwise makes no representation, warranty, undertaking or claim in relation to native title or cultural heritage.

10	Tax

Gastar Power is not (and has never been) a member of a consolidated Tax group.

Schedule 3

Buyer Warranties

1	Incorporation

The Buyer and the Buyer’s Guarantor are validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

2	Enforceability

The Buyer and the Buyer’s Guarantor’s obligations under this agreement are enforceable in accordance with its terms.

3	No liquidation

The Buyer and the Buyer’s Guarantor have not

(a)	gone, or is proposed to go, into liquidation;

(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution; or

(c)	received a deregistration notice under section 601AB of the Corporations Act or applied for deregistration under section 601AA of the Corporations Act.

4	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against the Buyer (or the Buyer’s Guarantor) and, so far as the Buyer is aware, there are no circumstances justifying a petition or other process.

5	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the Buyer (or Buyer’s Guarantor) and there are no circumstances justifying such an appointment.

Schedule 3    Buyer Warranties

6	No writs

No writ of execution has issued against the Buyer (or Buyer’s Guarantor) or any of the Buyer (or Buyer’s Guarantor)’s assets and, so far as the Buyer is aware, there are no circumstances justifying such a writ.

7	Solvency

The Buyer (and the Buyer’s Guarantor) is able to pay its debts as and when they fall due. The Buyer (and the Buyer’s Guarantor) is not taken under applicable laws to be unable to pay its debts and has not stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts.

Schedule 4

Completion steps

1	Completion

1.1	Seller’s obligations at Completion

At Completion the Seller must give the Buyer the following documents (except for any Buyer counterparts):

(a)	(assumption of obligations of the PEL 238 JOA) the deed of assumption in respect of the PEL 238 JOA executed by the Buyer, GENSW and the relevant ESG Subsidiaries;

(b)	(assumption of obligations of the PEL 433 JOA) the deed of assumption in respect of the PEL 433 JOA executed by the Buyer, GENSW and the relevant ESG Subsidiaries;

(c)	(assumption of obligations of the PEL 434 JOA) the deed of assumption in respect of the PEL 434 JOA executed by the Buyer, GENSW and the relevant ESG Subsidiaries;

(d)	(Deed of Confirmation) a deed of assumption agreeing to be bound by the terms of the Deed of Confirmation executed by the Buyer, the relevant ESG Subsidiaries, Gastar Power and GENSW;

(e)	(Consents) the consents set out in clause 2.1(a);

(f)	(Transfers of land) the PPL Operations Centre Land Agreement and all other documents necessary to transfer GENSW’s interest in the PPL3 Operation Centre Land to the Buyer (or Buyer’s nominee) including instruments of transfer, executed by GENSW;

(g)	(GSE Board approval) certified extract of minutes of meeting of GSE at which the directors of GSE approve the sale and transfer of the Sale Shares and the entry into and performance of this agreement;

(h)	(GENSW Board approval) certified extract of minutes of meeting of GENSW at which the directors of GENSW approve the sale and transfer of the Participating Interests and the entry into and performance of this agreement;

(i)	(Records) the Records;

(j)	(Share transfers) a share transfer form in respect of the Sale Shares, executed by GSE;

Schedule 4    Completion steps

(k)	(Share certificates) the share certificate or certificates in respect of the Sale Shares:

(l)	(Resignations) resignations and releases signed by each director and the company secretary and public officer of Gastar Power;

(m)	(Gastar Power board) a signed resolution of the Gastar board of directors resolving to:

(1)	approve registration of the transfer of the Sale Shares; and

(2)	appoint those persons nominated by the Buyer, at least 2 Business Days prior to Completion, as the directors, company secretary, and public officer of Gastar Power; and

(n)	(Release of security) confirmation and evidence that the Sale Shares have been released from all Encumbrances over or affecting them.

1.2	Buyer’s obligations at Completion

At Completion the Buyer must:

(a)	pay $300 million, less any witholding under clause 3.4, less the Deposit (and any interest on the Deposit) to the Seller in Immediately Available Funds;

(b)	(ESG consents and waiver) deliver to the Seller all documents referred to in clause 2.1(a);

(c)	(CP Letter) deliver to the Seller an executed letter confirming that all conditions precedent under clause 2.1 have been satisfied or waived under clause 2.5;

(d)	(Buyer Board approval) deliver to the Seller certified extract of minutes of meeting of the Buyer at which the directors of the Buyer approve the purchase of the Sale Shares and the Participating Interests and the entry into and performance of this agreement;

(e)	(Buyer Guarantor Board approval) deliver to the Seller certified extract of minutes of meeting of the Buyer at which the directors of the Buyer Guarantor to act as a Guarantor for the Buyer and approve the entry into and performance of this agreement;

(f)	execute and deliver to the Seller counterparts, executed by the Buyer, of those documents listed in clause 1.1 of this Schedule 4 that are to be executed by the Buyer.

Signing page

Executed as an agreement

Executed by Gastar Exploration USA, Inc. by:

sign here ▶	/s/ Philip Martin Kudnig
Authorised Representative

print name	Philip Martin Kudnig

in the presence of

sign here ▶	/s/ Sean Prior
Witness

print name	Sean Prior

Executed by Gastar Exploration New South Wales, Inc. by:

sign here ▶	/s/ Philip Martin Kudnig
Authorised Representative

print name	Philip Martin Kudnig

in the presence of

sign here ▶	/s/ Sean Prior
Witness

print name	Sean Prior

Signed by Santos QNT Pty Ltd by

sign here ▶	/s/ James Baulderstone
Company Secretary/Director

print name	James Baulderstone

sign here ▶	/s/ David Knox
Director

print name	David Knox

Signed for Santos International Holdings Pty Ltd by

sign here ▶	/s/ James Baulderstone
Company Secretary/Director

print name	James Baulderstone

sign here ▶	/s/ David Knox
Director

print name	David Knox